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                                                                   Exhibit 11.1
                        IRIDIUM WORLD COMMUNICATIONS LTD.

                  COMPUTATION OF LOSS PER CLASS A COMMON SHARES
                        (In Thousands Except Share Data)

                                                                            THREE MONTHS ENDED MARCH 31,
                                                                  -----------------------------------------------
                                                                           1998                     1999
                                                                  ----------------------   ----------------------

NET LOSS APPLICABLE TO CLASS A COMMON SHARES:

Net loss                                                            $            17,426      $            60,399

Incremental equity loss pick-up upon assumed exercise of
    options, warrants and conversion of Class B Common Shares                     1,789                    4,092
                                                                  ----------------------   ----------------------

Net loss applicable to Class A Common shares                        $            19,215      $            64,491
                                                                  ======================   ======================

AVERAGE NUMBER OF CLASS A SHARES:

Average number of Class A Common shares outstanding                          12,008,654               17,541,493

Diluted adjustments (2):
    Assumed exercise of options and warrants                                  1,369,630                1,362,272
                                                                  ----------------------   ----------------------

Average number of Class A Common shares assumed to be
    outstanding, assuming dilution                                           13,378,284               18,903,765
                                                                  ======================   ======================

NET LOSS PER CLASS A COMMON SHARE:

Basic (1)                                                           $              1.45      $              3.44

Diluted (2)                                                         $              1.44      $              3.41
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(1) The assumed exercise of options and warrants and coversion of Class B Common
    Shares in periods of net loss are anti-dilutive and are not included in the computation and presentation of loss per Class A Common share.

(2) The assumed exercise of options and warrants are anti-dilutive but are included in the calculation of diluted loss per Class A Common share in accordance with Regulation S-K, Item 601 (a) (11).